Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2012 FINANCIAL RESULTS

Tarrytown, NY, August 9, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the second quarter and six months ended June 30, 2012.

Net loss for the quarter was $10.7 million or $0.32 basic and diluted per share, compared to net income of $55.5 million or $1.64 per share in 2011. The 2011 results reflect recognition of upfront payment and development cost reimbursement revenues related to the Salix collaboration. Net loss for the six months ended June 30, 2012 was $23.8 million or $0.70 basic and diluted per share, compared to net income of $32.6 million or $0.97 per share in 2011. At June 30, 2012, Progenics had cash, cash equivalents and securities of $51.1 million, reflecting use of $8.3 million in the second quarter.

Second quarter revenue totaled $1.8 million, down $72.6 million from the 2011 period. The decrease reflects a decline in upfront and reimbursement revenue from the Salix collaboration and lower research grant revenue, partially offset by a $1.1 million increase in royalty revenue. Current quarter royalty revenue decreased $0.2 million from the first quarter of 2012. For the first half of 2012, Progenics reported revenues of $4.0 million, compared to $76.8 million in the 2011 period.

Net sales reported by Progenics’ Relistor collaborators were:

	Relistor Net Sales Reported by Collaborators (millions)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
U.S.	$10.0	$3.5	$11.3	$21.3	$5.3
Ex-U.S.	0.8	1.7	1.0	1.8	3.2
Global	$10.8	$5.2	$12.3	$23.1	$8.5

Second quarter and year-to-date research and development expenses decreased by $5.2 million and $13.7 million compared to the prior year periods, respectively, primarily from decreased clinical trial and contract manufacturing expenses as a result of the 2011 Salix agreement and lower operating expenses. Second quarter and year-to-date general and administrative expenses decreased $0.9 million and $2.4 million, respectively, primarily from lower consulting, professional fees and operating expenses. Company-wide salaries and benefits decreased $1.3 million and $0.7 million for the three and six months ended June 30, 2012, respectively, as compared to the same periods in the prior year.

Progenics Announces Second Quarter Financial Results

Recent and Second Quarter Events

•
On July 27, Progenics and Salix announced that the FDA issued a Complete Response Letter (CRL) following its review of a supplemental New Drug Application for subcutaneous Relistor in adult patients with chronic, non-cancer pain. Salix has requested an End-of-Review meeting with the FDA to better understand the contents of the CRL.

•
Second quarter 2012 Relistor global net sales increased 109% over second quarter 2011, and decreased 12% from the first quarter 2012. First half 2012 Relistor global net sales increased 173% over the same period in the prior year.

•	The company presented at the American Society of Clinical Oncology (ASCO) 2012 meeting a summary of interim results from its phase 1 study of PSMA ADC.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 14065121. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

- Financial Tables follow -

Progenics Announces Second Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net (loss) income per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Royalty income	$1,619	$527	$3,453	$527
Collaboration revenue	94	72,460	385	73,543
Research grants	88	1,401	174	2,665
Other revenues	19	19	34	60
Total revenues	1,820	74,407	4,046	76,795

Expenses:
Research and development	7,957	13,302	18,866	32,481
License fees – research and development	110	88	150	452
Royalty expense	162	70	347	127
General and administrative	4,025	4,952	7,746	10,149
Depreciation and amortization	300	525	772	1,061
Total expenses	12,554	18,937	27,881	44,270

Operating (loss) income	(10,734)	55,470	(23,835)	32,525

Other income:
Interest income	14	16	29	34
Total other income	14	16	29	34

Net (loss) income	$(10,720)	$55,486	$(23,806)	$32,559

Net (loss) income per share; basic	$(0.32)	$1.66	$(0.70)	$0.97
Weighted average shares outstanding; basic	33,798	33,510	33,779	33,397

Net (loss) income per share; diluted	$(0.32)	$1.64	$(0.70)	$0.97
Weighted average shares outstanding; diluted	33,798	33,787	33,779	33,567

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2012	December 31, 2011
	(unaudited)

Cash and cash equivalents	$47,820	$70,105
Accounts receivable	2,096	1,516
Auction rate securities	3,240	3,332
Fixed assets, net	3,915	4,038
Other assets	1,261	1,119
Total assets	$58,332	$80,110

Liabilities	$5,097	$7,943
Deferred revenue	264	366
Total liabilities	5,361	8,309
Stockholders’ equity	52,971	71,801
Total liabilities and stockholders’ equity	$58,332	$80,110

Progenics Announces Second Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

Progenics Announces Second Quarter Financial Results Page

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about Relistor, please visit www.relistor.com.

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